EXHIBIT 15.1

True Leaf Secures Three Licenses from Health Canada to Cultivate, Process and Sell Medical Cannabis

Production of cannabis products permitted to begin at True Leaf Campus facility

VERNON, British Columbia, Nov. 25, 2019 (GLOBE NEWSWIRE) -- True Leaf Cannabis Inc., a subsidiary of True Leaf Brands Inc. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), is pleased to announce it has secured licenses from Health Canada to cultivate, process and sell cannabis for medical purposes pursuant to the Cannabis Act for its 18,000 square foot True Leaf Campus facility in Lumby, British Columbia.

The license allows True Leaf to begin cultivating, processing and selling medical cannabis from its facility immediately and to produce alternative cannabis products such as edibles, topicals, and capsules. True Leaf Campus sits on a 40-acre site of industrial zoned land wholly owned by True Leaf.

“Today marks an important milestone for True Leaf as becoming a licensed producer helps support the continued development of our therapeutic pet care products,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “Our facility is now licensed and meets EU GMP and HACCP standards. This is required for the ‘Cannabis 2.0’ market in Canada and also opens the door to export cannabis to the booming European market.”

During the licensing process, the Company entered the pet industry with True Leaf Pet, a natural pet care brand with a suite of hemp- and CBD-based pet products now sold in 3,500 stores across North America, Europe, and Asia.

Bomford added, “With these three licenses now in place, we intend to pursue a joint venture partner for the True Leaf Cannabis Inc. division. We believe securing a strategic partner for True Leaf Campus will create new opportunities to maximize this facility’s value for our shareholders. At the same time, we can focus on building our global pet care business while securing a supply of CBD for future products.”

About True Leaf

True Leaf Cannabis Inc., a subsidiary of True Leaf Brands Inc., owns True Leaf Campus, an 18,000 square foot facility located on a 40-acre site zoned for the cultivation, processing, and sale of cannabis in Lumby, British Columbia.

True Leaf Pet Inc., also a subsidiary of True Leaf Brands Inc., is a global pet care company focused on selling plant-based wellness products that improve the quality of life for companion animals. The Company is guided by its mission to “Return the Love” which was inspired by the unconditional love that pets give us every day.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Phil Carlson / Scott Eckstein
KCSA Strategic Communications
pcarlson@kcsa.com / seckstein@kcsa.com
O: 212-896-1233 / 212-896-1210

Follow True Leaf
Twitter: @trueleafpet
Facebook: True Leaf Pet
Instagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.